Exhibit 99.1

(tousa Logo)	Company Contacts:
	Tommy McAden	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
	Email:investor@tousa.com	Email: hblankenbaker@tousa.com

Technical Olympic USA Reports Operational Data
For First Quarter Ended March 31, 2004

HOLLYWOOD, Fla., April 12, 2004 PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NASDAQ: TOUS) today released certain operational data for the quarter ended March 31, 2004.

	Three Months Ended March 31,
	2003	2004	Change
Active Communities	176	227	29%
New Sales Contracts	1,632	2,821	73%
Homes Delivered	1,234	1,517	23%
Homes in Backlog	2,826	4,432	57%
Sales Value of Homes in Backlog (in thousands)	$764,000	$1,245,000	63%

The above includes the following results from unconsolidated partnerships for the three months ended March 31, 2004: 92 new sales contracts and 92 homes in backlog representing a sales value of $27.5 million.

“We believe our first quarter results reflect the successful execution of our strategy of focusing on growth in our existing markets,” said Antonio B. Mon, President and Chief Executive Officer of Technical Olympic USA. “We are particularly pleased with the sales value of our backlog, which exceeds $1 billion for the first time in our company’s history and positions us well for the remainder of 2004.”

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 14 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on February 10, 2004.

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